Exhibit 99.1

Revised November 14, 2005

What is a REIT?

A REIT is a corporation that:

•                  Combines the capital of many investors to acquire or provide financing for real estate

•                  Typically, is not subject to federal corporate income taxes on its distributed net income

•                  Offers the benefit of a real estate portfolio under professional management

•                  Must pay distributions to investors of at least 90% of its taxable income. (Note: distributions are made at the discretion of the Board of Directors)

It’s all about income,
diversification
and inflation protection.

What are the objectives of ADVISORS REIT I, Inc.?

Preserve, protect and enhance our assets, while:

•                  Paying distributions, estimated to commence 12 months after the offering closes

•                  Obtaining increasing income through lease-rental operations

•                  Owning a diversified portfolio of commercial real estate properties that will increase in value

•                  Qualifying and maintaining REIT status for federal income tax purposes

•                  Providing you with liquidity for your investment on or before October 31, 2017, whether by stock listing, dissolution, merger or sale

•                  There is no assurance that the objectives stated in this brochure will be achieved.

What are the strategies of ADVISORS REIT I, Inc.?

•                  Minimize the immediate dilution of shareholder’s funds by directly selling the shares to investors and avoiding broker’s commission

•                  Adopt a self-managed form of corporate governance and avoid the high outside advisory fees structure

•                  No limit by the REIT on potential income streams to investors

•                  Look at the intrinsic value of potential property acquisitions

•                  Utilize local property managers to minimize administrative staff costs

•                  Limit the use of debt to reduce risk.

( photo of an investor)

Why should you invest in ADVISORS REIT I, Inc.?

•                  Advisors REIT I preserves your shareholder value by eliminating underwriting costs and minimizing start-up costs.

•                  Advisors REIT I maximizes your shareholder value by limiting fees and other on-going costs that are common to other REITs.

•                  Advisors REIT I has assembled an exceptional team to purchase its properties and manage them for income and growth.

Investor Information

Any investor who wishes to invest must also have an active account with National Financial Services, LLC, an affiliate of Fidelity Brokerage Services, LLC with sufficient funds to pay the subscription price plus the $250 set up fee.

Risk Factors

•                  We have no operating history

•                  Our management team has limited experience

•                  We may convert our self-managed structure without stockholder approval.

•                  We may change our investment policies without stockholder approval.

•                  This is a “blind pool” offering.

•                  We are a smaller REIT than is typical.

•                  There will be no market for our common stock.

•                  No investor may own more than 9.8% of our capital stock.

•                  We will be dependent upon, third-party property management companies or tenants to operate and maintain our properties.

•                  Our articles limit our borrowings to 200% of net assets and our directors have discretion to raise the limit.  There is no limit on our use of first mortgages.

•                  Until we generate operating cash flows, our directors might choose to make distributions from the proceeds of the offering or from borrowings, which would constitute a return of capital

No offering is being made except to persons residing in the states of Georgia, Kansas, Missouri, Oklahoma and Nevada.

 Any representation, forecast or  predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in the company  is not permitted.

This offering is being conducted without commission or other compensation.

The material in this pamphlet does not constitute an offer to sell, nor a solicitation of an offer to buy the securities described herein.

Offers may be made only by our prospectus. Therefore, this material must be accompanied by our prospectus and read in conjunction with the prospectus in order for you to fully understand all the implications and risks of this offering and this pamphlet must not solely be relied upon to make an investment decision.

This offering involves significant risks.  Investors should carefully read the prospectus and, in particular, the “Risk Factors” section of the prospectus, prior to making an investment decision.

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ADVISORS

REIT I INVESTMENTS

8301 E. 21st Street N. Suite 235

Wichita, KS 67206-2932

Phone: 316-682-9398

Toll Free: (800) 793-9398

Fax: 316-689-8650

Contact: Jim Fritzemeier

President

jim@advisorsreit.com

ADVISORS REIT I

A PILLAR OF STRENGTH

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REIT I INVESTMENTS